Exhibit a(2)

AMENDMENT

TO THE

DECLARATION OF TRUST

OF

TIAA-CREF LIFE FUNDS

This AMENDMENT is made as of this day, November 12, 1998, by the Trustees hereunder.

WHEREAS, the Trustees have determined that it is in the best interest of the TIAA-CREF Life Funds (the “Trust”) to change the par value of shares of beneficial interest in the Trust (“Shares”) to One-Ten Thousandth of a Dollar ($0.0001) per Share;

NOW, THEREFORE, in accordance with Article 10 of the Trust’s Declaration of Trust dated August 13, 1998 (the “Declaration”), the Trustees hereby amend the Declaration as follows:

(i) by deleting Section 4.1 of the Declaration of Trust in its entirety and inserting, in its place, the following:

Section 4.1. Shares of Beneficial Interest. The beneficial interests in the Trust shall be divided into Shares, each of which shall have a par value of One-Ten Thousandth of a Dollar ($0.0001). The Trustees shall have the authority from time to time to divide the Shares into two (2) or more separate and distinct series of Shares (“Series”) as provided in Section 4.9 of this Article 4 and to divide each such Series of Shares into two (2) or more classes of Shares (“Classes”).

A copy of this Amendment shall be placed in the minute book of the Trust with the Declaration.

IN WITNESS WHEREOF, the undersigned, being all of the Trustees of the Trust, have executed this Amendment as of the date first written above.

/s/ Peter C. Clapman
Peter C. Clapman, Trustee

/s/ Lisa Snow
Lisa Snow, Trustee